Exhibit 10.4
FLEETCOR TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

KEY EMPLOYEE PERFORMANCE-BASED STOCK OPTION CERTIFICATE

THIS KEY EMPLOYEE PERFORMANCE-BASED STOCK OPTION CERTIFICATE (“Option Certificate”) evidences that a performance-based Non-ISO Option award (“Option”) has been granted under the FleetCor Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan (“Plan”) to Key Employee as of the Award Date for the purchase of up to the Total Number of Option Shares (“Option Shares”) at the Option Price per Share, all as described or defined below, and all subject to the terms and conditions of the Plan and as set forth on this Option Certificate (including Exhibit A and Exhibit B of this Option Certificate). For certainty, Key Employee shall have no entitlement to the Option or the Option Shares under this Option Certificate unless this Option Certificate is executed by Key Employee.

Key Employee:	Mr. Ronald F. Clarke
Award Date:	September 30, 2021
Total Number of Option Shares:	850,000 shares of Stock
Option Price per Share:	$261.27 per Option Share
Vesting Schedule:	See § 3 and Exhibit B

FLEETCOR TECHNOLOGIES, INC.

BY: __/s/ Crystal Williams_________________

Ms. Crystal Williams
Chief Human Resources Officer

EXHIBIT A

§ 1.Plan. The Option and this Option Certificate are subject to all the terms and conditions set forth in the Plan for a Non-ISO, and all of the capitalized terms not otherwise defined in this Option Certificate shall have the same meaning in this Option Certificate as in the Plan. If a determination is made that any term or condition in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Key Employee upon written request to the corporate Secretary of the Company.
§ 2.Status as Non-ISO. The Company intends that the Option not qualify for special income tax benefits under § 422 of the Code.
§ 3.Vesting of Exercise Right. The right to exercise the Option evidenced by this Option Certificate shall (subject to the life of Option and special vesting and exercisability rules in § 5 and § 6 of Exhibit A of this Option Certificate, as applicable) vest and the Option shall become exercisable as described and provided for on Exhibit B of this Option Certificate so long as Key Employee remains in the continuous employment of the Company, a Parent, or a Subsidiary (collectively, the “Company Entities”) (or is serving as a non-employee director of the Company, or is serving as an advisor or consultant to the Company Entities if when and as determined by the Board) through the applicable Option vesting dates as described and provided for on Exhibit B. For purposes of this Option Certificate, the continuous employment or service requirement described in the immediately prior sentence of this § 3 of Exhibit A of this Option Certificate is referred to as the “Active Employment Requirement” (and Key Employee remaining in such continuous employment with or service to at least one of the Company Entities shall be referred to as “Actively Employed” or “Active Employment”, as applicable). The number of Option Shares subject to exercise on any date shall equal the excess, if any, of the number of whole Option Shares as to which the right to exercise then has accrued over the number of whole Option Shares for which the

Option has been exercised. The Option may be exercised in whole or in part at any time with respect to whole Option Shares as to which the exercise right has accrued as of that time.
§ 4.Clawback. Notwithstanding any other provision of this Option Certificate to the contrary, the Option and/or any Option Shares, plus any amounts reasonably received with respect to any sale or other disposition of the Option and/or any Option Shares, shall be subject to potential cancellation, forfeiture, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (including any successor policy, the “Policy”). Key Employee agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Company that may apply to Key Employee and (b) any provision of applicable law relating to cancellation, forfeiture, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, such similar policy (as applicable to Key Employee) or such applicable law without further consent or action being required by Key Employee. To the extent that the terms of this Option Certificate and the Policy or any similar policy conflict, then the terms of the Policy shall prevail.
§ 5.Life of Option. The Option shall expire when exercised in full; provided, however, the Option shall expire, to the extent not exercised in full, at 12:00am ET on January 1, 2025 or, if earlier, on the applicable date provided under § 6 of Exhibit A of this Option Certificate. Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth in § 5 or § 6 of Exhibit A of this Option Certificate is prevented under applicable federal or state securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed, the Option shall remain exercisable until the later of (a) the end of 30 calendar days following the date such exercise first would no longer be prevented by such laws, regulations or requirements, or (b) the end of such applicable time period, but in both events no later than 11:59pm ET on December 31,

2024. The date of the Option expiration as determined under this § 5 of Exhibit A of this Option Certificate is referred to as the “Expiration Date”.
§ 6.Special Vesting and Exercisability Rules.
        (a)    Qualifying Termination of Employment Absent a Change in Control. Except as otherwise provided in § 6(b), § 6(c) or § 6(d) of Exhibit A of this Option Certificate, in the event that Key Employee’s Active Employment is terminated at the Company’s initiative without Cause or is terminated at Key Employee’s initiative for Good Reason, in either case not within the Protection Period, then (i) the unvested portion of the Option will vest and become exercisable (unless earlier terminated as otherwise provided in this Option Certificate) subject to the degree of achievement of the Stock Price Hurdle requirements as described under Exhibit B of this Option Certificate as of the date of such termination (but for these purposes specifically disregarding the Ratable Vesting Hurdle requirement), and (ii) Key Employee’s right to exercise the then-vested Option shall expire immediately and automatically at 12:00am ET on the earlier of (A) the 91st day after the date of such termination or (B) the Expiration Date; provided, however, that if such termination of Key Employee’s Active Employment occurs before September 30, 2022, such earned portion of the Option will instead continue to vest and become exercisable on September 30, 2022, and Key Employee’s right to exercise the vested Option shall expire immediately and automatically at 12:00am ET on the earlier of (x) the 91st day after September 30, 2022 or (y) the Expiration Date; provided further, however, that in any event Key Employee’s employment with or service to any of the Company Entities is terminated on any date for Cause, the Option shall expire immediately and automatically on such date and shall be of no further force and effect with respect to any shares of Stock not purchased pursuant to exercise of the Option before such expiration.
(b)    Voluntary Termination of Employment. Except as otherwise provided in § 6(a), § 6(c) or § 6(d) of Exhibit A of this Option Certificate, in the event that Key Employee’s Active Employment is terminated at Key Employee’s initiative without Good Reason, then (i) the unvested portion of the Option will no longer vest and become exercisable, and (ii) Key Employee’s right to exercise the then-vested

Option shall expire immediately and automatically at 12:00am ET on the earlier of (A) the 91st day after the date of such termination or (B) the Expiration Date.
(c)    Death or Disability.
(i)    In the event that Key Employee’s Active Employment terminates because Key Employee dies or becomes disabled, then (A) the unvested portion of the Option will vest and become exercisable, if at all (unless earlier terminated as otherwise provided in this Option Certificate), subject to the degree of achievement of the Stock Price Hurdle requirements (but for these purposes specifically disregarding both the Ratable Vesting Hurdle requirement and the Active Employment Requirement) as described under Exhibit B of this Option Certificate for a period extending until (subject to § 5 of Exhibit A of this Option Certificate) 11:59pm ET on the last day of the 365-day period immediately following the date Key Employee terminates Active Employment as a result of such death or disability, and (B) Key Employee’s right to exercise the vested Option shall expire immediately and automatically at 12:00am ET on the earlier of (1) the 366th day after the date Key Employee terminates Active Employment as a result of such death or disability or (2) the Expiration Date.
(ii)    If Key Employee dies or becomes disabled after ceasing Active Employment (other than for Cause) under § 6(a) of Exhibit A of this Option Certificate, then Key Employee’s right to exercise the then-vested Option under § 6(a) shall expire immediately and automatically at 12:00am ET on the earlier of (A) the 366th day after the date as of which Key Employee is determined to have died or become disabled (as determined in its sole discretion by the Committee) or (B) the Expiration Date.
(iii)    Subject to § 3.6 of the Plan, for purposes of this § 6(c) of Exhibit A of this Option Certificate, “disabled” means a permanent and total disability as defined in Code § 22(e)(3).
(d)    Change in Control. If there is a Change in Control, Key Employee’s right to exercise the Option shall vest and operate as described under § 2 of Exhibit B of this Option Certificate.
(e)    Interpretation of Active Employment. For purposes of determining whether Key Employee has remained Actively Employed:
(i)    a transfer of employment or service between or among the Company Entities shall not be treated, by itself, as a termination of Key Employee’s Active Employment;
(ii)    if Key Employee is employed solely by or is providing service solely to any Subsidiary, the termination of the Company’s ownership interest in such Subsidiary or the sale of all or substantially all of the assets of such Subsidiary shall be treated as a termination of Key Employee’s Active Employment;
(iii)    Key Employee’s commencement of a leave of absence from the Company shall not, by itself, be treated as a termination of Key Employee’s Active Employment if such leave of absence is approved in writing by the Committee; and
(iv)    Active Employment of Key Employee shall be deemed to cease on the earliest of: (A) the date Key Employee ceases Active Employment; (B) the date the Company provides notice to Key Employee terminating Key Employee’s Active Employment (whether such termination is effective immediately or at a specified date in the future); or (C) the date Key Employee provides notice to the Company terminating Key Employee’s Active Employment (whether such termination is effective immediately or at a specified date in the future). For certainty, if Key Employee’s Active Employment is terminated by the Company Entities without Cause, Active Employment shall be deemed to cease immediately as of the end of the applicable statutory notice of termination period and shall not be extended by any contractual or common law notice of termination, pay in lieu thereof, or by any entitlement to payment of severance. The Committee shall determine, in its sole discretion, the date as of which Key Employee has ceased Active Employment for purposes of determining the vesting and exercisability of the Option.
(f)    Certain Definitions.
(i)    For purposes of this Option Certificate, “Cause” means the occurrence of any of the following: (A) Key Employee is convicted of, or pleads guilty to, any felony or any misdemeanor involving fraud, misappropriation or embezzlement, or Key Employee confesses or otherwise admits to the Company, any of its subsidiaries or affiliates, any officer, agent, representative or employee of the Company or one of its subsidiaries or affiliates, or to a prosecutor, or otherwise publicly admits, to committing any action that constitutes a felony or any act of fraud, misappropriation, or embezzlement; or (B) there is any material act or omission by Key Employee involving malfeasance or gross negligence in the performance of Key Employee’s duties to the Company or any of its subsidiaries or affiliates to the material detriment of the Company or any of its subsidiaries or affiliates; or (C) Key Employee breaches in any material respect any other material agreement or understanding between Key Employee and the Company in effect as of the time of applicable termination; or (D) a previous employer of Key Employee shall commence against Key Employee and/or the Company an action, suit, proceeding or demand arising from an alleged violation of a non-competition or other similar agreement between Key Employee and such previous employer; provided, however, that no such act or omission or event shall be treated as “Cause” under this definition unless the Committee determines reasonably and in good faith that “Cause” does exist under this definition.
(ii)    For purposes of this Option Certificate, “Good Reason” means, unless agreed to by Key Employee: (A) any significant reduction by the Company of Key Employee’s authority, duties, titles or responsibilities; provided, however, a change in Key Employee’s title that is not accompanied by a significant reduction in the Key Employee’s duties or responsibilities shall not satisfy this § 6(f)(ii)(A); (B) a significant reduction by the Company in Key Employee’s base salary or bonus opportunity unless such reduction is part of a reduction that is applied on a uniform basis to similarly situated employees; or (C) any material breach by the Company of any other provision of any material agreement with Key Employee; provided, however, that (D) Good Reason shall not exist unless Key Employee shall first give written notice of the facts and circumstances providing Good Reason to the Company and shall allow the Company no less than twenty (20) days to remedy, cure or rectify the situation giving rise to Good Reason; and (E) the Company’s failure to continue Key Employee’s appointment or election as a director or officer of any of its Affiliates shall not constitute Good Reason.
§ 7.Method of Exercise. Key Employee may (subject to the conditions of this Option Certificate) exercise the Option in whole or in part (before Option expiration) on any normal business day of the Company by (a) delivering to the Company at its principal place of business in Atlanta, Georgia a written notice (addressed to its corporate Secretary) of the exercise of such Option (which notice must indicate Key Employee’s election to exercise the Option and the number of whole Option Shares for which the Option is being exercised) and (b) simultaneously paying the Option Price to the Company in (unless otherwise determined by the Committee) cash, by check, in Stock, through any reasonable cashless exercise procedure, including a Net Option Exercise, or in any combination of such forms of payment which results in full payment of the aggregate Option Price for all Option Shares for which the Option is being exercised. Any payment made in Stock shall be based on the Fair Market Value of such Stock on the date action not objected to by the Committee is taken to tender such Stock to the Committee or its delegates.
§ 8.Non-Transferability. The Option is not transferable (absent the Committee's express written consent) by Key Employee other than by will or by the applicable laws of descent and distribution, and the Option (absent the Committee's express written consent) shall be exercisable during Key Employee's lifetime only by Key Employee. The person or persons to whom the Option is transferred by will or by the applicable laws of descent and distribution thereafter (or with the Committee’s express written consent) shall be treated as Key Employee under this Option Certificate.
§ 9.Resale of Shares Acquired by Exercise of Option. Upon the receipt of shares of Stock as a result of the exercise of the Option, Key Employee shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.
§ 10.Not Contract of Employment; No Shareholder Rights; Construction of Option Certificate. This Option Certificate (a) shall not be deemed a contract of employment, (b) shall not give Key Employee any rights of any kind or description whatsoever as a shareholder of the Company as a result of the grant of the Option or Key Employee’s exercise of the Option before the date of the actual delivery of Stock subject to the Option to Key Employee, (c) shall not confer on Key Employee any rights upon Key Employee’s termination of employment or service in addition to those rights expressly set forth in this Option Certificate, and (d) shall be construed exclusively in accordance with the laws of the State of Delaware. The Option is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.
§ 11.Other Conditions. If so requested by the Company upon the exercise of the Option, Key Employee shall (as a condition to the exercise of the Option) enter into any other agreement or make such other representations prepared by the Company which in relevant part, as applicable, will restrict the transfer of Stock acquired pursuant to the exercise of this Option and/or will provide for the repurchase of such Stock by the Company under certain circumstances. Further, if so requested by the Company upon the grant of the Option, Key Employee shall (as a condition to the grant of the Option) enter into any other agreement or make such other representations requested by the Company, including but not limited to any noncompetition agreements requested by the Company.
§ 12.Certain Other Provisions. Any amendment to the Plan shall be deemed to be an amendment to this Option Certificate to the extent that the amendment is applicable to this Option Certificate, and the Committee may at any time and from time to time amend this Option Certificate in whole or in part, prospectively or retroactively; provided, however, that no amendment to the Plan or this Option Certificate shall materially impair the rights of Key Employee with respect to the Option or other securities covered by this Option Certificate without Key Employee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of Key Employee to certain amendments shall not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the 1934 Act. In the event that one or more of the provisions of this Option Certificate is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions of this Option Certificate, and the remaining provisions of this Option Certificate shall continue to be valid and fully enforceable. The Company may, in its sole discretion, deliver any documents related to the Option and Key Employee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Key Employee’s consent to participate in the Plan by electronic means. Key Employee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Without limiting § 8 of Exhibit A of this Option Certificate, the provisions of this Option Certificate shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Key Employee, and the successors and assigns of the Company.
§ 13.Tax Withholding. Unless otherwise determined by the Committee, the Company shall satisfy any applicable tax withholding requirements arising out of the exercise of the Option by withholding shares of Stock that otherwise would be transferred to Key Employee as a result of the exercise of such Option; provided, however, that it is the intention of the Committee that any such action by the Company shall not result in a violation of Section 16(b) of the 1934 Act.
§ 14.Interpretation Regarding Providing Information. Nothing in this Option Certificate or any ancillary document related thereto shall prohibit Key Employee from reporting possible violations of law or regulation to any governmental agency or entity, otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and, for the avoidance of doubt, Key Employee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the 1934 Act.
§ 15.Section 16(a). The Option will not be exercisable if such exercise would involve a violation of any applicable federal, state or other securities law. If Key Employee, at the time Key Employee proposes to exercise any rights under the Option, is an executive officer or director of the Company, or is filing ownership reports with the Securities and Exchange Commission under Section 16(a) of the 1934 Act, then Key Employee should consult the Company before Key Employee exercises such rights to determine whether the securities law might subject Key Employee to additional restrictions upon the exercise of such rights.

EXHIBIT B

§ 1.General Vesting Terms.
(a)Subject to § 2 of Exhibit B of this Option Certificate (and § 6 of Exhibit A of this Option Certificate), the Option will vest and become exercisable, if at all (unless earlier terminated as otherwise provided in this Option Certificate), upon the satisfaction of (i) certain Stock price hurdles and (ii) certain passage of time requirements, in each case as defined and described in more detail below, plus (iii) the Active Employment Requirement, subject in all cases to the Committee’s prompt review and determination that the requisite vesting conditions for the Option (or any portion thereof) have been satisfied (the “Committee Determination”).
(b)The Option is divided into two vesting tranches (each a “Tranche”) as follows: the first Tranche consists of 550,000 Option Shares (the “First Tranche”); and the second Tranche consists of the remaining 300,000 Option Shares (the “Second Tranche”). In particular:
(i)    The First Tranche shall vest and become exercisable, if at all, in substantially equal one-third increments on the later of (A) March 31, 2022, September 30, 2022 and March 31, 2023, respectively, or (B) the first calendar day by which the Company’s closing price per share of Stock (as reasonably determined by the Company) on the primary national securities exchange on which the Company’s Stock then trades (the “Exchange”)) has exceeded $350 for each trading day in a 10-consecutive-trading-day period prior to the Expiration Date; and
(ii)    The Second Tranche shall vest and become exercisable, if at all, in equal one-third increments on the later of (A) March 31, 2022, September 30, 2022 and March 31, 2023, respectively, or (B) the first calendar day by which the Company’s closing price per share of Stock (as reasonably determined by the Company) on the Exchange has exceeded $400 for each trading day in a 10-consecutive-trading-day period prior to the Expiration Date.
(c)Each of (i) the 10-consecutive-trading-day period stock price hurdle of $350 requirement and (ii) the 10-consecutive-trading-day period stock price hurdle of $400 requirement described above is referred to as a “Stock Price Hurdle”, and the 18-month time-based vesting requirement described above is referred to as the “Ratable Vesting Hurdle”. For purposes of this Exhibit B, a trading day refers to a day on which the Exchange is open for trading.
(d)Subject to § 2 of Exhibit B of this Option Certificate (and § 6 of Exhibit A of this Option Certificate), in order for any portion of any Tranche to vest and become exercisable, the Tranche’s applicable Stock Price Hurdle and the applicable Ratable Vesting Hurdle both must be achieved during Key Employee’s Active Employment, and the Committee Determination must be made; otherwise, such portion of the Tranche will not vest or become exercisable.
(e)For any portion of any Tranche, the calendar day by which its applicable Stock Price Hurdle and the applicable Ratable Vesting Hurdle are first satisfied is referred to as that portion of the Tranche’s “Vesting Date”. The Company and the Committee shall, periodically, and upon request of Key Employee, assess whether the Vesting Date has occurred for any portion of any Tranche. Any date on which the Committee reviews and determines whether the requisite vesting conditions for the Option (or any portion thereof) have been satisfied is referred to as a “Committee Determination Date.”

§ 2.Change in Control Vesting and Exercisability.
(a)Notwithstanding anything in this Option Certificate to the contrary (other than § 2(b) of Exhibit B of this Option Certificate), if (i) there is a Change in Control on any date and the remaining Option is continued in full force and effect or there is an assumption, replacement or substitution (in accordance with § 424 of the Code) of the remaining Option in connection with such Change in Control (as determined in its sole discretion by the Committee as constituted prior to the Change in Control) and (ii) Key Employee’s employment with or service to the Company Entities is terminated at the Company’s initiative without Cause or is terminated at Key Employee’s initiative for Good Reason, in either case within the Protection Period, then (iii) the unvested portion of the Option will vest and become exercisable (unless earlier terminated as otherwise provided in this Option Certificate) subject to the degree of achievement of the Stock Price Hurdle requirements as described under Exhibit B of this Option Certificate as of the date of such termination (but for these purposes specifically disregarding the Ratable Vesting Hurdle and Committee Determination requirements), and (iv) Key Employee’s right to exercise the then-vested Option shall expire immediately and automatically at 12:00am ET on the earlier of (A) the 91st day after the date of such termination or (B) the Expiration Date.
(b)Notwithstanding anything in this Option Certificate to the contrary (other than § 2(a) of Exhibit B of this Option Certificate): if (i) there is a Change in Control on any date and the remaining Option is not continued in full force and effect or there is no assumption, replacement or substitution (in accordance with § 424 of the Code) of the remaining Option in connection with such Change in Control (as determined in its sole discretion by the Committee as constituted prior to the Change in Control), then (ii) the unvested portion of the Option will, as of immediately prior to the Change in Control, vest and become exercisable (unless earlier terminated as otherwise provided in this Option Certificate) subject to the degree of achievement of the Stock Price Hurdle requirements as described under Exhibit B of this Option Certificate as of the date immediately prior to the date of such Change in Control (but for these purposes specifically disregarding the Ratable Vesting Hurdle and Committee Determination requirements), and (iii) Key Employee shall have a reasonable right to exercise the then-vested Option (to the extent not already exercised or forfeited) as of the date of and immediately prior to the Change in Control.

§ 3.Stock Price Hurdle Adjustments.
(a)The Committee shall make or provide for such adjustments in the Stock Price Hurdles and in the other Option terms as the Committee, in its sole discretion, determines in good faith is equitably required to prevent dilution or enlargement of the rights of Key Employee that otherwise would result from any (i) event or transaction described in § 13.1 of the Plan, (ii) merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing, as determined in the reasonable discretion of the Committee. Such adjustments shall be conclusive and binding for all purposes with respect to the Option and this Option Certificate.

By executing this Option Certificate, including Exhibit A and Exhibit B, Key Employee confirms that Key Employee has received, read and understands the terms of this Option Certificate and the Plan, and that Key Employee has obtained independent legal advice or has decided not to obtain such advice prior to execution. Key Employee freely, voluntarily, and without duress agrees to the terms of this Option Certificate and the Plan.

__/s/ Ronald F. Clarke________________________________    _____10/5/2021________________
Ronald F. Clarke                            Date
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